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                                                                   Exhibit 10(r)

                                   AGREEMENT

     This Agreement made this 15th day of December, 1999, by and between Humana Inc., a Delaware corporation ("Humana"), and David A. Jones, an individual ("Jones").

     WHEREAS, Jones is one of the original founders of Humana and served as Chairman of the Board of Directors of Humana (the "Board") and/or Humana's Chief Executive Officer since 1961, and

     WHEREAS, Jones retired as Chief Executive Officer in December 1997 while continuing to serve as Chairman of the Board, and

     WHEREAS, Jones agreed to resume the duties of Chief Executive Officer on August 3, 1999, and is currently serving as Humana's Chairman of the Board and Chief Executive Officer, and

     WHEREAS, in recognition and consideration of Jones' leadership and service since the inception of the Company, Humana desires to continue to provide to Jones the same benefits he currently enjoys as Chairman of the Board until he no longer occupies that position or until December 31, 2004, whichever is longer.

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties contained herein, the parties agree as follows:

     1. Should Jones relinquish or otherwise not continue to serve as the Chairman of the Board for any reason, other than death, from the date hereof until December 31, 2004, Humana hereby agrees to continue the benefits he currently receives as Chairman of the Board as set forth in the following paragraphs from that time until December 31, 2004. Should Jones continue to serve as Chairman of the Board beyond December 31, 2004, Humana shall continue to provide all such benefits until he no longer occupies that position. All such benefits shall be provided to Jones at no cost to Jones other than federal and state income taxes as applicable. During such period Humana agrees:

          A. to pay Jones an annual cash retainer of Two Hundred Thousand Dollars ($200,000.00), payable bimonthly.

          B. to provide Jones with office space (including relevant parking) comparable to that which he and his staff are currently being provided on the second floor of the Humana Building.

          C. to provide Jones with administrative and secretarial support of three Humana employees as he now enjoys and further agrees to maintain
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          rates of pay and benefits for said staff comparable to those given to
          Humana senior executive administrative and support staff, including pay increases at least annually.

          D. to provide Jones and his support staff with office furniture, equipment, supplies and services comparable to those which they now enjoy or as upgraded from time to time.

          E. to provide Jones with life and accidental death insurance at the same benefit levels, terms and conditions as is now being provided and to make available to Jones insurance benefits available from time to time to Humana's outside directors.

          F. to provide Jones with the use of Humana's airplanes and pilots for business or personal use under the same arrangements as currently exist, including the Aircraft Management and Pilot Exchange Agreement dated December 12, 1994 and the Aircraft Interchange Agreement dated April 13, 1998.

          G.   to provide Jones membership to the Humana fitness club.

          H. to continue to pay for Jones all local occupational taxes based on his retainer described above in subparagraph A and the cost of life and accidental death insurance described above in subparagraph E.

          I. to grant Jones (for so long as he is a member of the Board) stock options equivalent to those for other outside Board members according to Humana's policy of granting such stock options and to pay Jones for any service on the Executive Committee of the Board for so long as he serves in such capacity.

     2. Notwithstanding anything contained herein, both before and after December 31, 2004, Jones shall be entitled to receive, or continue to receive, as the case may be, all benefits otherwise due or accruing to Jones under all Humana company and/or employee benefit plans (qualified or non-qualified).

     3. Jones agrees that in addition to serving faithfully as Chairman of the Board and Chief Executive Officer, as the case may be, following such service and until December 31, 2004, he shall make himself available, at the reasonable request of the Board, to assist in any management transition occasioned by the appointment of a new Chairman of the Board or Chief Executive Officer. Jones further agrees to be available during such period to assist Humana in matters of national health care reform, legislative or other strategic business matters as may be reasonably requested by the Board.

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     4.   Jones agrees that so long as he receives benefits under this
     Agreement, he shall not directly or indirectly compete with Humana, shall not solicit then current Humana employees away from Humana, nor divulge any confidential or proprietary information of Humana to any other party.

     5. This Agreement and any amendments hereto shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

     6. If any part of this Agreement or any amendments hereto should be determined to be invalid, unenforceable, or contrary to law or regulation, that part shall be amended, if possible, to conform to law or regulation, and if amendment is not possible, that part shall be deleted and the other parts of this Agreement shall remain in full force and effect.

     7. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky without regard to its rules of conflict of laws. The parties hereby irrevocable and unconditionally consent to submit to the exclusive jurisdiction of the courts of the Commonwealth of Kentucky and of the United States of America located in the Commonwealth of Kentucky for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby; and agree not to commence any litigation relating thereto except in such courts.

     IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first above written.

     Humana Inc.


     By:  /s/ Irwin Lerner                  /s/ David A. Jones
         -----------------------------     ----------------------------
          Irwin Lerner, Director             David A. Jones
          Chairman, Organization and
             Compensation Committee


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